UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 3, 2014

QUADRANT 4 SYSTEM CORPORATION
(Exact name of registrant as specified in its charter)

Illinois
(State or Other Jurisdiction of Incorporation)

033-42498	65-0254624
(Commission File Number)	(IRS Employer Identification Number)

2850 Golf Road, Suite 405, Rolling Meadows, Illinois, 60008
(Address of principal executive offices)

(847) 871-9450
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2:	FINANCIAL INFORMATION

ITEM 2.02:	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Effective October 29, 2014, Quadrant 4 System Corporation (the Company), entered into an asset based revolving line of credit facility (ABL) with MidCap Financial LLC based in Bethesda, MD (MidCap).  This ABL revolving line of credit facility replaces the factoring arrangement with Porter Capital Corporation based in Birmingham, AL. The factoring agreement with Porter had maturity date of January 2016.   This represents a direct financial obligation of the Company.  The total amount of the primary revolving credit facility with MidCap is a maximum of $10,000,000 and the term is three years.  The proposed rate for this credit facility is LIBOR plus 4%.

Effective October 29, 2014, the Company has entered into a financing arrangement with MidCap replacing the secured subordinated debt facility with Sandton Credit Opportunities Fund I, L.P. based in New York, NY (Sandton). Sandton debt facility had a maturity date of February 2015.  This represents a direct financial obligation of the Company.  The total amount of the new secured subordinated debt facility with MidCap is a maximum of $3,000,000.  The proposed rate for this credit facility is LIBOR plus 8% with a three year term that matures in October 2017

SECTION 8:	OTHER EVENTS

ITEM 8.01:	Other Events.

Effective with the closing of two credit facilities arranged with MidCap Financial LLC, the Company retired and paid off in full, its obligations to Porter Capital and to Sandton.  In connection with the refinancing of its revolver and term facilities, the Company will incur a charge of $1.2 Million that will be amortized over 3 years as financing costs.

The payoff of the two credit facilities and refinancing will effectively reduce the cost of capital by approximately $500,000 per year based on current levels of debt financing.

ITEM 9.01:	FINANCIAL STATEMENTS AND EXHIBITS

Financial statements of business acquired – Not required;

Pro forma financial information – Not required;

Shell Company Transactions – Not required;

Exhibits – None;

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUADRANT 4 SYSTEM CORPORATION

November 3, 2014	By:	/s/ Dhru Desai
Dhru Desai
Chief Financial Officer